Exhibit (d)(19)(d)
AMENDMENT NO. 2 TO
FUND MANAGEMENT AGREEMENT
          THIS AMENDMENT effective as of this 28th day of September 2012 is made to the Fund Management Agreement (the “Agreement”) made the 1st day of July 2009, by and among UBS Global Asset Management (Americas) Inc., a Delaware Corporation (“Fund Manager”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Life Funds, a Delaware Statutory Trust (the “Trust”). The Agreement is hereby amended as set forth below (together, the “Amendment”), which is effective on September 28, 2012. Capitalized terms not defined herein shall have the meaning given to them in the Agreement.
          WHEREAS, Investment Adviser, Fund Manager and the Trust are parties to the Agreement; and
          WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;
          WHEREAS, the parties desire to make certain amendments concerning Fund Manager’s role as a Commodity Trading Advisor and compliance with the rules and regulations of the Commodity Futures Trading Commission (“CFTC”) and the National Futures Association (“NFA”); and
          WHEREAS, the parties desire to make certain amendments concerning the Trust and Investment Adviser’s role under CFTC and NFA rules and regulations;
          NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:
1.	The last sentence of Section 2 is hereby revised as follows:

The Fund Manager is authorized to enter into futures account agreements and addendums for cleared derivatives transactions, ISDA master agreements and related documents, which may include representations and standard indemnification provisions on behalf of the Fund, and to open accounts and take other necessary or appropriate actions related hereto, in accordance with the Trust procedures.

2.	Sections 2(a) (3) – (9) are hereby renumbered 2(a) (4) – (10) respectively.

3.	A new section 2(a)(3) is hereby added as follows:

“the Commodity Exchange Act and all applicable rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the Commodity Futures Trading Commission (“CFTC”) and/or the National Futures Association (“NFA”) to the Investment Adviser (as provided to the Fund Manager by the Investment Adviser), or to the Fund Manager),”

4.	Section 2(g) is hereby deleted and replaced with the following”

“will maintain and preserve such records related to each Fund’s transactions as required under the 1940 Act, Advisers Act, Commodity Exchange Act (including the rules and regulations of the CFTC and NFA). The Fund Manager will make available to the Fund and the Investment Adviser promptly upon request, any of the Fund’s investment records and ledgers maintained by the Fund Manager (which shall not include the records and ledgers maintained by the custodian and recordkeeping agent for the Trust), as are necessary to assist the Trust and the Investment Adviser in complying with the requirements of the 1940 Act, Advisers Act, Commodity Exchange Act (including the rules and regulations of the CFTC and NFA), as well as other applicable laws, and will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

5.	A new section 2(z) is hereby added as follows:

“is registered with the CFTC as a commodity trading adviser and is a member of the NFA. Fund Manager agrees that it will immediately notify Investment Adviser if Fund Manager plans to change its trading activity with respect to the Fund in a way that requires the Investment Adviser to register with the CFTC and NFA as a commodity pool operator or file an exemption from registration if the Investment Adviser is already registered as a commodity pool operator for the Fund. Fund Manager agrees to provide reasonable advanced notification (in no event less than 30 days) to Investment Adviser of the change in trading activity so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA. Fund Manager agrees that it will provide any and all assistance and information necessary to Investment Adviser to comply with such CFTC and NFA requirements. Fund Manager also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser.”

6.	Section 9 is hereby deleted in its entirety and replaced with the following:

“In compliance with the requirement of and to the extent required by Section 31(a) of the 1940 Act and the rules thereunder, CFTC Regulations 4.23 and 4.33, and NFA Rule 2-10, the Fund Manager hereby agrees that all records which it maintains for the Funds are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s or the Investment Adviser’s request, although the Fund Manager may, at its own expense, make and retain a copy of such records.”

7.	Section 19 is hereby amended with respect communications to the Investment Adviser and Trust as follows:

“And a copy email to: LegalNotifications@PacificLife.com” is deleted and replaced with “And a copy email to: ContractNotifications@PacificLife.com”

8.	A new section 22 is hereby added as follows after Section 21:
22.
“Other Regulatory Matters. The Fund represents and warrants that it is a qualified eligible person (“QEP”) as defined in CFTC Rule 4.7 and consents to the Account being treated as an exempt account under CFTC Rule 4.7. The Investment Adviser represents and warrants that it is either registered with the CFTC as a commodity pool operator and is a member of the NFA, where applicable, or is not required to be registered with the CFTC or to be a member of the NFA.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: VP, Fund Advisor Operations		Title: VP & Assistant Secretary

UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ Emily Kenna	By:	/s/ Michael J. Calhoun
	Name: Emily Kenna		Name: Michael J. Calhoun
	Title: Assistant Secretary		Title: Executive Director & Assistant Secretary

PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Vice President		Title: VP & Assistant Secretary